      As filed with the Securities and Exchange Commission on June 23, 1995

                                                     Registration No. __________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1993

                             ----------------------

                           VAUGHN COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

                                    Minnesota
         (State or other jurisdiction of incorporation or organization)

                                   41-0626191
                      (I.R.S. Employer Identification No.)

                              5050 West 78th Street
                              Minneapolis, MN 55435
                                 (612) 832-3200
   (Address including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ----------------------

   E. David Willette                              Copies to:
   President and Chief Executive Officer
   Vaughn Communications, Inc.               John P. Flaten, Esq.
   5050 West 78th Street                     Rider, Bennett, Egan & Arundel,
   Minneapolis, MN 55435                     P.L.L.P.
   (612) 832-3200                            2000 Metropolitan Centre
(Name, address, including zip code, and      333 South 7th Street
telephone number, including area code,       Minneapolis, MN 55402
of agent for service)                        (612) 340-7908

                                             Steven R. Barth, Esq.
                                             Foley & Lardner
                                             Firstar Center
                                             777 East Wisconsin Avenue
                                             Milwaukee, WI 53202-5367
                                             (414) 297-5662

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /x/

                         CALCULATION OF REGISTRATION FEE

- ---------------------------------------------------------------------------------------------------------------------
                                                                              Proposed maximum
 Title of each class of         Amount of          Proposed maximum           aggregate offering     Amount of
 securities to be registered    be registered     offering price per unit     price                 registration fee
- ---------------------------------------------------------------------------------------------------------------------
 Common Stock,                     180,000               $6.875*                   $1,237,500*           $426.69
 $.10 par value per share
- ---------------------------------------------------------------------------------------------------------------------

*Estimated in accordance with Rule 457 solely for purposes of computing the registration fee on the basis of the last sale price reported by the NASDAQ-National Market System for June 19, 1995.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION DATED JUNE 23, 1995
PROSPECTUS
                                 180,000 SHARES

                           VAUGHN COMMUNICATIONS, INC.

                                  COMMON STOCK
                                ($.10 PAR VALUE)

          This Prospectus relates to 180,000 shares (the "Shares") of Common Stock of Vaughn Communications, Inc. (the "Company"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares being sold by the Selling Shareholders. All expenses incurred in connection with this offering are being borne by the Company, except that the Selling Shareholders are bearing their selling expenses and expenses of separate legal counsel.

          The Selling Shareholders may sell the Shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in certain privately negotiated transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Shareholders may sell some or all of the Shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire the Shares as principal. Broker-dealers participating in such transaction as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of the Shares, from such purchaser), such commissions to be computed in appropriate cases in accordance with the applicable rules of the National Association of Securities Dealers Automated Quotation - National Market System ("NASDAQ-NMS"), which commissions may be at negotiated rates where permissible under such rules. In addition or alternatively, the Shares may be sold by the Selling Shareholders and, or by or through, broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of NASDAQ-NMS, and in connection therewith commissions in excess of the customary commission may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission. See "Plan of Distribution."

          The Common Stock of the Company is traded on the NASDAQ-NMS under the symbol "VGHN." On June 19, 1995, the last reported sale price of the Common Stock, as reported on the NASDAQ National Market, was $6.875 per share. Each Selling Shareholder has advised the Company that no sale or distribution of the Shares other than as disclosed herein will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. See "Plan of Distribution."

          The Selling Shareholders and any brokers, dealers or agents that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such persons may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution."

          PROSPECTIVE PURCHASERS OF THE COMMON STOCK SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS."
                      _____________________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
               SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                  ____________________________________________

          No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such offer would be unlawful.


                  The date of this Prospectus is June __, 1995

                              AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices at Room 3190, John C. Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois
60604, and the 14th Floor, 75 Park Place, New York, New York 10007. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices referred to above.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents which have been filed by the Company with the Commission pursuant to the Exchange Act are incorporated herein by reference and made a part of this Prospectus:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1995.

     2.   The Company's Proxy Statement for its 1995 Annual Meeting of
          Shareholders.

     3. The Company's Current Report on Form 8-K, dated April 17, 1995, as amended June 9, 1995.

     4. The Company's Quarterly Report on Form 10-Q for the Quarter ended April 30, 1995.

     5. The description of the Common Stock incorporated in the Company's registration statement on Form 8-A, File No. 0-15424, including any amendment or report heretofore or hereafter filed updating or amending the description of the Common Stock contained therein.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered hereby shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statement contained herein or in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to M. Charles Reinhart, Secretary and Controller, Vaughn Communications, Inc., 5050 West 78th Street, Minneapolis, Minnesota 55435; telephone (612) 832-3200.









                   [Balance of Page Intentionally Left Blank.]

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information and financial statements (including the notes thereto) included elsewhere in this Prospectus or incorporated by reference herein.

                                   THE COMPANY

     The Company, through its Vaughn Communications Division, is a provider of high-volume videotape duplication services to corporations, publishers and educational companies. In addition thereto, the Company's Vaughn Products Division manufactures and sells gift and leather products and collectibles to gift shops and western stores.

     The Company's principal executive and administrative offices are located at 5050 West 78th Street, Minneapolis, Minnesota 55435, and its telephone number is (612) 832-3200.

                                  THE OFFERING

Securities Offered. . . . . . . . . . .      180,000 shares ("Shares') of Common Stock.

Common Stock Outstanding. . . . . . . .      3,111,560 shares (including the 180,000 Shares being
                                             registered herein).  Does not include a total of
                                             694,209 shares which may be issued pursuant to
                                             exercise of outstanding options granted under the
                                             Company's stock option plans, including an option for
                                             10,000 shares held by each of the Selling Shareholders.

Use of Proceeds . . . . . . . . . . . .      All shares are being sold by and for the account of
                                             Selling Shareholders and the Company will not receive
                                             any proceeds from the sale of stock contemplated herein.

NASDAQ-NMS Symbol. . . . . . . . . . .       VGHN

                                  RISK FACTORS

     This offering involves special risks including, among others, the Company's reliance on certain key personnel, the Company's capital requirements and risks associated with a recent acquisition, risks associated with possible future acquisitions and competition affecting the Company's business. See "Risk Factors."

                                  RISK FACTORS


     An investment in the Shares involves special risks. Prospective investors should carefully consider the following factors, in addition to the other information set forth in this Prospectus, or incorporated by reference herein.

     RELIANCE ON KEY PERSONNEL. The Company depends on the efforts of E. David Willette, President and Chief Executive Officer, age 59, Donald J. Drapeau, Vice President and General Manager of Vaughn Duplication Services, age 41, and William D. Dornbusch, Vice President and General Manger of Vaughn Products Division, age 48. The unexpected loss of the services of any of these individuals could have a detrimental effect on the Company. Though his retirement has not yet been scheduled, the Board of Directors of the Company has established a committee to consider personal succession related to Mr. Willette's ultimate retirement.

     CAPITAL REQUIREMENTS AND RECENT ACQUISITION. As the Company has continued to grow, cash generated from operations has not been sufficient to fund the Company's investments for capital equipment, new product lines and new facilities. On April 4, 1995, the Company acquired the capital stock of Centercom, Inc. and Centercom South, Inc. (collectively "Centercom") from the Selling Shareholders in this offering. Centercom is a videotape duplicator with facilities in Milwaukee, Wisconsin, Chicago, Illinois and Tampa, Florida. The purchase price was $6,420,000 including $5,250,000 of cash and 180,000 shares of the Company's Common Stock (which are the Shares being offered hereby) valued at $1,170,000. The Company also assumed payment of Centercom's liabilities recorded at approximately $2,576,000 at the time of closing, including long-term debt of Centercom repaid as described below. The Selling Shareholders will also collectively be paid $200,000 a year for seven years under non-compete and consulting agreements.

     For the Company's fiscal year ended January 31, 1996 ("fiscal 1996"), to support the continued growth of its operations, the Company plans additional investment of $2,400,000 for new equipment, principally for the videotape duplication business, including $400,000 for Centercom's business.

     The Centercom transaction represents the largest acquisition ever undertaken by the Company. The Centercom acquisition and the Company's other planned capital expenditures required that the Company enter into a new credit agreement with its bank. The credit agreement provides for $5,000,000 of long-term financing used for the Centercom acquisition, payable in quarterly principal installments of $250,000 commencing July 1, 1995, with interest at 1/4% over the bank's prime rate. The credit agreement also provides for a revolving credit facility of up to $8,000,000, at the bank's prime interest rate, to be used to finance working capital. $3,000,000 of the revolving facility is available for long-term financing to replace existing debt or to finance new equipment purchases. Of this amount $850,000 has been applied to repay a like amount of Centercom long-term debt and an aggregate of $2,150,000 remained available for future utilization as of April 30, 1995. The interest rate on the long-term financing is 1/4% over the bank's prime rate.

     For its fiscal years ended June 30, 1994 and 1993, Centercom had annual sales of $8,700,000 and $7,500,000, respectively, with net income of $649,000 and $415,000. There can be no assurance that the Company will be able to successfully integrate Centercom's operations with its own, or operate Centercom's business profitably or sufficiently to retire the additional resulting indebtedness described above.

     While the Company believes the liquidity provided by its new credit agreement, along with cash from operations and other long-term borrowings which may be available to it, will be sufficient to meet its capital requirements in fiscal 1996, there can be no assurance of this. Any substantial increase in prevailing interest rates may also have a material adverse effect on the Company's operating results and financial condition, due in part to the Company's increased leverage resulting from the Centercom acquisition.

     FUTURE ACQUISITIONS. The Company is actively seeking other acquisition opportunities to compliment and expand the operations of both its Vaughn Communications Division and Vaughn Products Division. Though there can be no assurance that any such acquisitions will be completed, one or more of these acquisitions, if completed, may be material. Any material acquisition would require additional debt and/or equity financing. There can be no assurance that such financing will be available to the Company, or will be available on satisfactory terms and conditions. Neither can there be any assurance that the Company will be able to operate any such acquired business profitably or sufficiently to retire the additional resulting indebtedness required therefor, or that the acquisition will not be materially dilutive to the value of the Company's previously outstanding Common Stock.

     COMPETITION. The Company operates in a highly competitive environment. Though the Company believes it is one of the largest videotape duplicators serving the corporate and industrial markets, the Company's major videotape duplication competitors may have financial and other resources greater than those of the Company. The Company also competes with a number of other videotape duplicators in the local markets in which it operates. The Company does not have a significant share of the overall gift product market and competes for sales with many national and regional companies. Many of such gift product competitors have significantly greater resources than the Company.

     DIVIDEND POLICY. The Company has never paid any cash dividends and its bank credit agreement contains covenants against the Company's payment of cash dividends or other cash distributions with respect to its stock. Accordingly, the Company expects to retain all its earnings for use in its business and has no plans to pay cash dividends for the foreseeable future.

     ANTI-TAKEOVER PROVISIONS. The Company's Articles of Incorporation and By-Laws include several provisions, the effect of which may be to inhibit a change of control of the Company and deprive the Company's shareholders from certain opportunities to sell their shares at temporarily higher market prices which might otherwise result from unsolicited attempts to acquire control of the Company. These include a classified Board of Directors and fair price/high vote requirements for tender offers and other business combinations. These provisions may discourage a party from making a tender offer for or otherwise attempting to obtain control of the Company. Moreover, as a Minnesota corporation, the Company is subject to the provisions of the Minnesota Business Corporation Act which also could make it more difficult for or tend to discourage attempts to acquire control of the Company.



                                   THE COMPANY

     The Company was founded under the name Vaughn's, Inc. in 1943, and has been known as Vaughn Communications, Inc. since mid-1987. The Company is engaged in two business segments. Its Vaughn Communications Division is a high volume videotape duplicator, accounting for approximately 83% of the Company's sales from continuing operations during fiscal 1995. Vaughn Products Division is a manufacturer and distributor of gift and leather products and collectibles sold by gift shops and western stores, accounting for approximately 17% of the Company's sales from continuing operations during fiscal 1995. The Company's strategic objective is to grow and expand these businesses through internal growth and acquisitions. The term "Company" herein refers to the registrant (Vaughn Communications, Inc.), including its two operating divisions.

     VAUGHN COMMUNICATIONS DIVISION

     The Company's operations in the communication industry are conducted through it Vaughn Communications Division. Vaughn Communications currently has duplication facilities in Minneapolis, Milwaukee, Phoenix, Tampa, Portland, Atlanta, Dallas, Houston and Raleigh and has additional sales offices in St.. Louis, New York City, Los Angeles, Chicago, Seattle, Nashville and Ft. Lauderdale. In April 1995 the Company also acquired the videotape duplication facilities of Centercom located in Milwaukee, Chicago and Tampa into which the Company's pre-existing facilities in these cities (the Company previously had only a sales office in Chicago) will be merged. (See "Risk Factors" above.)

     Vaughn Communications' Minneapolis duplication facility, its largest, utilizes several hundred videotape reproduction machines. The process used at each of the Company's locations involves the loading of master and blank videotapes manually after which the machines are computer controlled to record and duplicate the master on a simultaneous real time basis. The Company also has three high speed duplicating machines in Minneapolis, one in Atlanta and three in Milwaukee (acquired in the Centercom acquisition), each capable of duplicating at 150 times the real time rate.

     Illustrative of Vaughn Communications' duplication customers are financial service companies which produce videotapes to present new financial products to sales personnel and customers, high technology companies which use videotapes to train sales and service personnel and corporations with many employees or locations which wish to communicate a significant Company development to all employees simultaneously. Such high volume customers are generally those who need 100 or more duplicate videotapes reproduced, addressed to individual locations and forwarded for delivery, often within a few hours or on an overnight basis.

     Vaughn Communications through its Vaughn Broadcast Rental division also rents audio and video production equipment on a short-term basis in Minneapolis and Tampa.

     VAUGHN PRODUCTS DIVISION

     Vaughn Products Division is engaged in the manufacture and sale of leather and gift items sold primarily to retail merchants. The Division's manufacturing facilities are located in the Company's Minneapolis, Minnesota plant where it produces a line of over 200 leather items such as purses, billfolds, and personal accessory items. The Company also sells collectibles and other gift products which it purchases for resale. The products are sold at wholesale prices for resale, primarily by gift shops and western stores, and are marketed under the "Bloom Brothers" name. The Company also has a line of silk screen tom-tom novelties sold under the brand name "Cranberry Lake."

     The Company's principal executive and administrative offices are located at 5050 West 78th Street, Minneapolis, Minnesota 55435, and its telephone number is (612) 832-3200.


                              PLAN OF DISTRIBUTION

     The Shares offered hereby are being sold by the Selling Shareholders acting as principals for their own accounts. The Company will receive none of the proceeds from the offering.

     Resales of the Shares may be made on the NASDAQ-NMS, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Shares will be offered for sale on terms to be determined when the agreement to sell is made or at the time of sale, as the case may be. The Selling Shareholders may sell some or all of the Shares in transactions involving broker-dealers, who may act solely as agent and/or may acquire the Shares as principal. Broker-dealers participating in such transactions as agent may receive commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser), such commissions to be computed in appropriate cases in accordance with the applicable rules of NASDAQ-NMS, which commissions may be at negotiated rates where permissible under such rules.

     In addition or alternatively, the Shares may be sold by the Selling Shareholders and, or by or through, broker-dealers in special offerings, exchange distributions or secondary distributions pursuant to and in compliance with the governing rules of NASDAQ-NMS, and in connection therewith commissions in excess of the customary commission may be paid to participating broker-dealers, or, in the case of certain secondary distributions, a discount or concession from the offering price may be allowed to participating broker-dealers in excess of such customary commission.

     There presently are no arrangements or understandings, formal or informal, pertaining to the distribution of the Shares. The Company has agreed to bear all expenses (other than underwriting discounts and selling commissions and the fees of counsel for the Selling Shareholders) estimated at approximately $24,000 in connection with the registration of the Shares.

     Upon the Company being notified by the Selling Shareholders that a material arrangement has been entered into with a broker-dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution, or any block trade has taken place, to the extent required, a supplement to this Prospectus will be delivered together with this Prospectus and filed pursuant to Rule 424(c) under the Act setting forth with respect to such offer or trade the terms of the offer or trade, including the number of Shares involved, the name of the appropriate Selling Shareholder and any brokers, dealers, agents or member firm involved, any discounts, commissions and other items paid as compensation from, and the resulting net proceeds to, such Selling Shareholder, that such broker-dealers did not conduct any investigation to verify the information set out in this Prospectus, and other facts material to the transaction.

     Shares may be sold directly by the Selling Shareholders or through agents designated by the Selling Shareholders from time to time. To the extent required, any agent involved in the offer or sale of the Shares in respect of which this Prospectus is delivered will be named, and any commissions payable by the selling Shareholders to such agent will be set forth in a Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Selling Shareholders and any brokers, dealers, agent, member firm or others that participate with the Selling Shareholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or fees received by such persons and any profit on the resale of the Shares purchased by such persons may be deemed to be underwriting commissions or discounts under the Securities Act.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to any of the Company's Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to the applicable provisions of the Securities Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Shareholders. All of the foregoing may affect the marketability of the Shares.

     Each Selling Shareholder has advised the Company that during such time as such Selling Shareholder may be engaged in the attempt to sell Shares registered hereunder, such person will: (i) not engage in any stabilization activity in connection with any of the Company's securities; (ii) cause to be furnished to each person to whom Shares included herein may be offered, and to each broker-dealer, if any, through whom shares are offered, such copies of this Prospectus, as supplemented or amended, as may be required by the Securities Act or by such person; and (iii) not bid for or purchase any of the Company's securities (or any rights to acquire the Company's securities), or attempt to induce any person to purchase any of the Company's securities (or rights to acquire the Company's securities) other than pursuant to exercise of stock options granted under the Company's stock option plans and other than as permitted under the Securities Exchange Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The Company and Selling Shareholders have agreed to indemnify each other and certain other persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed to maintain the effectiveness of the Registration Statement of which this Prospectus is a part through April 3, 1997, or such earlier date as all of the Shares have been sold. No sales may be made pursuant to this Prospectus after such date, unless the Company amends or supplements this Prospectus to indicate that it has agreed to extend such period of effectiveness.


                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the Selling Shareholders:

- ---------------------------------------------------------------------------------------------------------
  Name and Address of Selling      Number of Shares Held Prior        Number of Shares Offered
          Shareholder              to Offering(1)                     Hereby
- ---------------------------------------------------------------------------------------------------------
  Jeffrey Johnson(2)
  3683 Bark Lake Road
  Hubertus, WI  53033                    90,000(2)                          90,000(2)
- ---------------------------------------------------------------------------------------------------------
  Robert Harmon(2)
  9071 North Goldendale Drive
  Milwaukee, WI  53223                   90,000(2)                          90,000(2)
- ---------------------------------------------------------------------------------------------------------

__________________________

(1) Each Selling Shareholder holds less than 5% of the Company's outstanding shares of Common Stock.

(2) Does not include a seven-year nonstatutory option held by each individual to purchase 10,000 shares of the Company's Common Stock, expiring April 3, 2002. These options were issued under the Company's 1990 Non-Employee Directors Stock Option Plan concurrently with the appointment of Messrs. Johnson and Harmon as members of the Company's Board of Directors. As a result of the stock purchase agreement for Centercom (see "Risk Factors - Capital requirements and Recent Acquisition" above), Messrs. Johnson and Harmon are entitled to be nominated by the Company's Board of Directors and serve as Directors of the Company and as members of the Audit Committee of the Board, until the latter of April 4, 1999, or the date on which they collectively cease

                                       10



to beneficially own at least 1% of the Company's then outstanding Common Stock. For more than five years before the Company acquired Centercom, Messrs. Harmon and Johnson served as President and Vice President of Centercom, respectively.


                                  LEGAL MATTERS

     The validity of the Shares offered hereby has been passed upon for the Company and the Selling Shareholders by Rider, Bennett, Egan & Arundel, P.L.L.P., Minneapolis, Minnesota.



                                     EXPERTS

     The financial statements and the related financial statement schedules of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended January 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Centercom, Inc. and Centercom South, Inc. incorporated in this Prospectus by reference from the Company's Current Report on Form 8-K, dated April 17, 1995, as amended June 9, 1995, have been audited by Richard A. Podraza, S.C., Milwaukee, Wisconsin, independent auditors, as stated in their report, which is incorporated herein by reference, and have been incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.












                   [Balance of Page Intentionally Left Blank.]

                        ________________________________

     No dealer, salesman or other person has been authorized to give any information or to make any representation, other than those contained or incorporated by reference in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or the Selling Shareholders. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.


                        ________________________________


                                TABLE OF CONTENTS

                                                                            PAGE

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11


                        ________________________________




                                 180,000 SHARES



                           VAUGHN COMMUNICATIONS, INC.



                                  COMMON STOCK
                                ($.10 PAR VALUE)










                              ____________________

                                   PROSPECTUS
                              _____________________













                                  June __, 1995


                        ________________________________

                           VAUGHN COMMUNICATIONS, INC.

                       REGISTRATION STATEMENT ON FORM S-3

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth (with the exception of the fees of counsel, if any, to the Selling Shareholders) the various expenses in connection with the sale and distribution of the securities being registered. All expenses of registration of the Shares, other than the fees of counsel, if any, to the Selling Shareholders, will be borne by the Company. All of the amounts shown are estimates except the registration fee.

       Securities and Exchange Commission registration fee......................................   $    426.69

       NASDAQ National Market listing fee.......................................................      3,600.00

       Legal fees and expenses..................................................................      7,500.00

       Accounting fees and expenses.............................................................     10,000.00

       Miscellaneous............................................................................      2,473.31
                                                                                                   -----------
                                                                                                   $ 24,000.00
                                                                                                   -----------
                                                                                                   -----------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 302A.521 of the Minnesota Business Corporation Act provides that, unless prohibited or limited by a corporation's articles of incorporation or bylaws, a corporation must indemnify its current and former officers, directors, employees and agents against reasonable expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement and which were incurred in connection with actions, suits, or proceedings in which such persons are parties by reason of the fact that they are or were an officer, director, employee or agent of the corporation, if they (i) have not been indemnified by another organization, (ii) acted in good faith, (iii) received no improper personal benefit, (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful, and (v) reasonably believed that the conduct was in the best interests of the corporation. Section 302A.521 also permits a corporation to purchase and maintain insurance on behalf of its officers, directors, employees and agents against any liability which may be asserted against, or incurred by, such persons in their capacities as officers, directors, employees and agents of the corporation, whether or not the corporation would have been required to indemnify the person against the liability under the provisions of such section.

       Article 7 of the Company's Restated By-Laws, as amended, provides that the Registrant "...shall exercise as fully as may be permitted from time to time by the statutes and decisional law of the State of Minnesota or by any other applicable rules or principles of law, its power to indemnify each officer of the corporation against the expense of any action to which he is a party or is threatened to be made a party by reason of the fact that he is or was an officer of the corporation...The term officer means any person who is, was or may hereafter be a director, officer, employee or agent of this corporation...."

       Further, there is in effect an officers' and directors' insurance policy providing indemnity coverage in the aggregate amount of $2,000,000 to the Company and its officers and directors.

       Article 9 of the Company's Restated Articles of Incorporation, as amended, as permitted by Sections 302A.111, Subd. 4 and 302A.251, Subd. 4 of the Minnesota Business Corporation Act, eliminates director personal liability to the Company and the shareholders of the Company for monetary damages for breaches of a director's fiduciary duty of care, except for (i) breaches of the duty of loyalty, (ii) actions or omissions involving bad faith, knowing violations of the law or intentional misconduct, (iii) paying illegal dividends or approving illegal stock repurchases, (iv) obtaining improper personal benefits, or (v) violations of federal or state securities laws.

       Pursuant to the Stock Purchase Agreement dated April 4, 1995, under which the Company purchased all of the stock of Centercom, Inc. and Centercom South, Inc. from the Selling Shareholders in the offering provided for by this Registration Statement, the Company has agreed to indemnify each of the Selling Shareholders from any and all loss, liability, claims, damages and expenses incurred by him and arising from or based upon any untrue or alleged untrue statements of a material fact contained or incorporated by reference in a registration statement or prospectus (other than those specific facts provided by the Selling Shareholders in writing for purposes of the offering, which, if false or misleading in any material respect, the Selling Shareholders agree to similarly indemnify the Company with respect to which) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading.

ITEM 16.  EXHIBITS.

       Exhibit Number                             Name of Exhibit
       --------------                             ---------------

              2.1 Copy of Stock Purchase Agreement dated April 4, 1995, providing for the Company's purchase of all of the capital stock of Centercom, Inc. and Centercom South, Inc. from Jeffrey Johnson and Robert Harmon (incorporated herein by reference to Exhibit 2(a) to the Company's current report on Form 8-K for said event date).

              4.1 Copies of the following instruments defining the rights of the holders of the Company's Common Stock:

                                   (i)  Article 6 of the Company's Restated
                                   Articles of Incorporation, as filed with the Minnesota Secretary of State on November 27, 1968, excluding Sections 6.1 and 6.7 thereof, (incorporated herein by reference to Exhibit 3(a) to the Company's Registration Statement on Form S-1 No. 33-10918 hereafter referred to as the Company's "S-1 Registration Statement");

                                   (ii)  Sections 6.1 and 6.7 of Article 6 of
                                   the Company's Restated Articles of
                                   Incorporation, as set forth in the Articles of Amendment thereto adopted July 2, 1980, (incorporated herein by reference to Exhibit 3(a) to the Company's S-1 Registration Statement);

                                   (iii)  Articles 11, 12 and 13 of the
                                   Company's Restated Articles of Incorporation, as set forth in the Articles of Amendment thereto, as filed with the Minnesota Secretary of State on June 24, 1993, (incorporated herein by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended January 31, 1994);

                                   (iv)  Article II of the Company's Restated
                                   By-Laws adopted January 10, 1969, excluding
                                   Section 2 thereof, (incorporated herein by reference to Exhibit 3(b) to the Company's S-1 Registration Statement); and

                                   (v) Section 2 of Article II of the Company's Restated By-Laws set forth in the Third Amendment thereto adopted April 19, 1994, (incorporated herein by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended January 31, 1994).

              4.2 Sections 4E, F and G of the Stock Purchase Agreement described as Exhibit 2.1 above, granting the Selling Shareholders in the offering being registered by this Registration Statement on Form S-3 certain rights with respect to registration of their shares of the Company's Common Stock (incorporated herein by reference to Exhibit 2(a) to the Company's Current Report on Form 8-K for the event date April 4, 1995).

              5.1 Opinion of Rider, Bennett, Egan & Arundel, P.L.L.P. as to the legality of the securities being registered.

              23.1                 Consent of Ernst & Young LLP.

              23.2                 Consent of Richard A. Podraza, S.C.

              24.1 Powers of Attorney are included herein as part of the Signature Page.


ITEM 17.  UNDERTAKINGS.

       1.    The undersigned Registrant hereby undertakes:

             (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                   (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                   (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                   PROVIDED, HOWEVER, that paragraphs (1)(a)(i) and 1(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

             (b) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

       2. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

       3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter had been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.










                   [Balance of Page Intentionally Left Blank.]

                                   SIGNATURES

       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereon duly authorized in Minneapolis, Minnesota, on May 31, 1995.

                                             VAUGHN COMMUNICATIONS, INC.
                                             a Minnesota corporation

                                             By /s/ E. David Willette
                                                -------------------------------
                                                    E. David Willette, Chairman
                                                    President, Chief Executive
                                                    Officer and Treasurer
                                                    (Principal Executive and
                                                    Financial Officer)


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints E. David Willette and M. Charles Reinhart, or either of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated;

               NAME                     TITLE                         DATE
               ----                     -----                         ----

/s/ E. David Willette         Chairman, President, Chief          May 31, 1995
- -----------------------       Executive Officer and
E. David Willette             Treasurer (Principal Executive
                              and Financial Officer;
                              and Director)

/s/ M. Charles Reinhart       Secretary and Controller            May 31, 1995
- -----------------------       (Principal Accounting
M. Charles Reinhart           Officer)

/s/ Roger F. Heegaard          Director                            May 31, 1995
- -----------------------
Roger F. Heegaard

/s/ Harold G. Wahlquist       Director                            May 31, 1995
- -----------------------
Harold G. Wahlquist

/s/ William D. Smith          Director                            May 31, 1995
- -----------------------
William D. Smith


/s/ Laurence F. LeJeune       Director                            May 31, 1995
- -----------------------
Laurence F. LeJeune

/s/ Michael R. Sill           Director                            May 31, 1995
- -----------------------
Michael R. Sill

/s/ Rodney P. Burwell         Director                            May 31, 1995
- -----------------------
Rodney P. Burwell

/s/ Jeffrey Johnson           Director                            May 31, 1995
- -----------------------
Jeffrey Johnson

/s/ Robert Harmon             Director                            May 31, 1995
- -----------------------
Robert Harmon

                                  EXHIBIT INDEX


     The following is a list of the exhibits filed herewith:


     Exhibit
     Number                               Description of Exhibit
     -------                              ----------------------

     2.1 Copy of Stock Purchase Agreement dated April 4, 1995, providing for the Company's purchase of all of the capital stock of Centercom, Inc. and Centercom South, Inc. from Jeffrey Johnson and Robert Harmon (incorporated herein by reference to Exhibit 2(a) to the Company's current report on Form 8-K for said event date).



     4.1 Copies of the following instruments defining the rights of the holders of the Company's Common Stock:

                         (i) Article 6 of the Company's Restated Articles of Incorporation, as filed with the Minnesota Secretary of State on November 27, 1968, excluding Sections 6.1 and
                         6.7 thereof, (incorporated herein by reference to Exhibit 3(a) to the Company's Registration Statement on Form S-1 No. 33-10918 hereafter referred to as the Company's "S-1 Registration Statement");

                         (ii) Sections 6.1 and 6.7 of Article 6 of the Company's Restated Articles of Incorporation, as set forth in the Articles of Amendment thereto adopted July 2, 1980, (incorporated herein by reference to Exhibit 3(a) to the Company's S-1 Registration Statement);

                         (iii) Articles 11, 12 and 13 of the Company's Restated Articles of Incorporation, as set forth in the Articles of Amendment thereto, as filed with the Minnesota Secretary of State on June 24, 1993, (incorporated herein by reference to Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended January 31, 1994);

                         (iv) Article II of the Company's Restated By-Laws adopted January 10, 1969, excluding Section 2 thereof, (incorporated herein by reference to Exhibit 3(b) to the Company's S-1 Registration Statement); and

                         (v) Section 2 of Article II of the Company's Restated By-Laws set forth in the Third Amendment thereto adopted April 19, 1994, (incorporated herein by reference to Exhibit 3(b) to the Company's Annual Report on Form 10-K for the year ended January 31,
                         1994).

     4.2 Sections 4E, F and G of the Stock Purchase Agreement described as Exhibit 2.1 above, granting the Selling Shareholders in the offering being registered by this Registration Statement on Form S-3 certain rights with respect to registration of their shares of the Company's Common Stock (incorporated herein by reference to Exhibit 2(a) to the Company's Current Report on Form 8-K for the event date April 4, 1995).

     5.1 Opinion of Rider, Bennett, Egan & Arundel, P.L.L.P. as to the legality of the securities being registered.

    23.1                 Consent of Ernst & Young LLP.

    23.2                 Consent of Richard A. Podraza, S.C.

    24.1 Powers of Attorney are included herein as part of the Signature Page.